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                                                                   Exhibit 10.35

                          [Triton PCS, Inc. Letterhead]

                                   May 6, 2003

Mr. Steven R. Skinner
1105 Brynllawn Lane
Villanova, Pennsylvania  19085

Dear Mr. Skinner:

       You previously entered into an employment agreement (the "Employment Agreement") initially effective February 4, 1998 and thereafter amended with Triton Management Company, Inc. (the "Company") and its parent, Triton PCS Holdings, Inc. ("Triton"). That Employment Agreement provided for an initial term of five (5) years with automatic one-year extensions in the absence of either party providing a notice of nonrenewal. You have indicated a desire to retire and resign from your positions with Triton and the Company as well as your position on the Board of Directors of Triton. On behalf of Triton and the Company, in light of your past services as President and Chief Operating Officer of Triton and the Company, in connection with your retirement, Triton and the Company hereby agree (this "Agreement") to the following terms and conditions of your separation from employment:

1. Termination and Retirement. You will resign your employment with the Company effective as of June 30, 2003 (the "Retirement Date"). As of the Retirement Date, you will cease to be an officer of Triton, the Company and their subsidiaries and affiliates, as applicable. You will also resign from the Board of Directors of Triton (the "Board") effective immediately following the conclusion of the currently scheduled May 2003 Board meeting (expected to occur on or about May 6, 2003) and hereby agree to deliver a letter of resignation addressed to the Corporate Secretary of Triton (the "Director Resignation Letter") at the May 2003 Board meeting.

       Announcement of your retirement shall be made at a time mutually agreeable to you and Triton, but in no event will any announcement be made prior to Triton's First Quarter 2003 earnings report release, currently expected to occur no later than May 15, 2003. Notwithstanding the foregoing, you understand that if your resignation is because of a disagreement with Triton relating to its operations, policies, or practices and the Director Resignation Letter describes such disagreements and requests disclosure of such matters, Triton will be obligated to disclose your resignation and describe such disagreement on a Form 8-K as provided under applicable Securities and Exchange Commission rules and regulations. You should also be aware that the Securities and Exchange Commission has proposed certain changes to rules relating to the disclosure of directors' and officers' resignations that, if implemented, may effect the disclosure required in connection with your termination and the parties to this Agreement agree to comply with any applicable requirements.

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Mr. Steven R. Skinner
May 6, 2003
Page 2

2. Severance Pay. In connection with your retirement, the Company will pay or provide the compensation set forth in this Section. All payments made in accordance with this Section shall be subject to applicable withholding.

       a. The Company will pay you all base salary earned but unpaid as of your Retirement Date together with an amount equal to the value of your accrued but unpaid vacation as of such date. You will also be reimbursed for any unreimbursed business expenses in accordance with the Company's standard policies and procedures. Such amount shall be paid in a single lump-sum within ten days following the effective date of your resignation.

       b. In addition to the foregoing, the Company will pay you an amount of Two Hundred Ninety-Five Thousand Dollars ($295,000.00) representing one-year's base salary. Such amount shall be in the following manner: (i) one hundred and forty-seven thousand five hundred dollars shall be paid in thirteen equal biweekly installments during the period from July 1, 2003 until December 31, 2003 and shall be paid on such dates and in such manner as consistent with Triton's normal payroll practices for its executives; and (ii) one hundred and forty-seven thousand five hundred dollars ($147,500) shall be paid in a single lump-sum on or before December 31, 2003. Notwithstanding the foregoing, on or before December 1, 2003, you may elect to have the lump-sum distribution described in the preceding Section 2(b)(ii) of one hundred and forty-seven thousand five hundred dollars ($147,500), paid to you in biweekly installments during the period from January 1, 2004 to June 30, 2004 (to be paid on such dates and in such manner as consistent with Triton's normal payroll practices for its executives) and in the event of such election, the period during which you will continue to be eligible to participate in Triton's group health plan will be extended as provided in Section 2(f) below.

       c. You will be entitled to a payment of Seventy Three Thousand Seven Hundred Fifty Dollars ($73,750.00) representing a pro rata portion of bonus payments for calendar year 2003. This additional bonus payment will be made at the same time as the lump-sum payment referred to in paragraph 2b above and in no event later than December 31, 2003.

       d. With respect to all outstanding awards of restricted stock under Triton's Stock and Incentive Plan or similar equity incentive arrangement, as of your Retirement Date the vested portion of those awards will be determined as if you had continued to provide services to Triton and the Company through and including May 1, 2004 such that as of your Retirement Date, you will be vested in such additional Triton shares as identified on attached Schedule A. Triton and the Company shall take such actions as may be necessary to provide for the acceleration of vesting as described herein. Any portion of any award that is not vested as of your Retirement Date shall be forfeited in accordance with the terms of your awards.

       e. You shall be entitled to retain property of Triton identified on the attached Schedule B.

       f. During the period from July 1, 2003 until December 31, 2003, you will be entitled to continue to participate in Triton's health care plan in the same manner (including, but not limited to applicable employee contributions, copayments, and deductibles) as before your

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Mr. Steven R. Skinner
May 6, 2003
Page 3

Retirement Date subject to such changes as may be made for other executives of Triton on or after that date. In the event that you elect to receive a portion of your severance pay during the period from January 1, 2004 through June 30, 2004 as provide in Section 2(b) above, you will be entitled to continue to participate in Triton's health care plan during such period in the same manner (including, but not limited to applicable employee contributions, copayments, and deductibles) as before your Retirement Date subject to such changes as may be made for other executives of Triton on or after that date. Any contributions required from you to maintain coverage during the period following your Retirement Date shall be deducted from the payments scheduled to be made during such period under paragraph 2b above. Following either the six-month or twelve-month period (as applicable), you will be entitled to continue your health care coverage as may otherwise be permitted under "COBRA" as such coverage is required under Internal Revenue Code Section 4980B. Except as otherwise provided under this paragraph, you will be eligible to receive benefits under retirement, health and other welfare benefit plans maintained by the Company in accordance with the terms of such plans as in effect on your Retirement Date.

3. Excess Payments. You acknowledge that the payments to be provided to you under Section 2 above exceed any compensation or benefits which would be paid you on resignation of your employment under the terms of your Employment Agreement. You further acknowledge and agree that the payments to be provided to you under Section 2 above shall be in lieu of and discharge any obligations of the Company to you for any further compensation, unused vacation, severance pay, or any other expectations of remuneration or benefit.

4.   Further Services.

       a. Consulting Services. Following your Retirement Date, you agree that upon reasonable request, you will provide Triton and the Company with consultative and advisory services on matters relating to the operation and management of Triton and the Company as may be requested from time to time.

       b. Litigation Cooperation. You agree, upon reasonable request, to provide to Triton and the Company and its parent companies, subsidiaries and affiliates truthful and complete cooperation in any litigation or arbitration of matters arising out of or related to your activities while employed by the Company, whether or not such matters have been commenced as of your Retirement Date.

       c. Performance and Payment. The Company shall use commercially reasonable efforts to schedule any services requested under this Section at such times and locations as shall not unreasonably interfere with your business or personal affairs. You agree that you will provide up to a maximum of forty-eight (48) hours of additional services following your Retirement Date under this Section without any additional payment or remuneration for such services (other than reimbursement for expenses as provided herein). In the event that you provide additional services in excess of the foregoing limitation, you shall be entitled to payment for such additional services at the rate of One Thousand Dollars ($1,000.00) for each full day (7 hours or more) of service and Five Hundred Dollars ($500) for each half day (less than seven

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Mr. Steven R. Skinner
May 6, 2003
Page 4

hours) of service. You will be entitled to reimbursement for the out-of-pocket expenses you reasonably incur in connection with providing services as provided in this Section.

5. Release. As a material inducement to Triton and the Company to enter into this Agreement and in consideration for the payments contained herein, you, on behalf of yourself, your heirs, executors, administrators and assigns hereby irrevocably and unconditionally release Triton, the Company and their current, former and future parent companies, subsidiaries and affiliates, together with all of their current, former and future employees, directors, partners, members, shareholders, officers, agents, attorneys, representatives, predecessors, successors, related entities, assigns, and the like, and all persons acting by, through, under or in concert with any of them (collectively, the "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims arising out of or related to your service as an officer and director of Triton and its affiliates or your employment with the Company or the ending of that employment, but excluding (a) claims by you for vested retirement plan benefits under the Company's tax-qualified retirement plan; (b) claims for severance payment under paragraph 2 above or claims for benefits under any insured group health plan maintained by the Company, including any right to continuation coverage under COBRA; (c) claims for indemnification under the terms of Section 4(d) of the Employment Agreement; (d) claims under any liability insurance policy maintained in accordance with Section 4(e) of the Employment Agreement; or (e) claims by you for indemnification to the extent that Triton or the Company has provided such indemnification pursuant to the terms of its bylaws, a resolution of the board of directors or any directors and officers liability policy maintained by Triton or the Company or as provided in Section 6 below. You further agree to waive irrevocably any right to recover under any claim that may be filed on your behalf by any federal, state or local government entity, or otherwise, relating to your employment with the Company or the ending of that employment, for example in the event that a class action is brought against the Company in which you are a member of the class. Triton and the Company, as of the date hereof, are not aware of any basis for making a claim against you for breach of your obligations as an officer or director of Triton or the Company.

6.     Indemnification and Insurance.

   a. Notwithstanding any other obligation to provide you with indemnification or protection under any directors and officers liability policy, Triton shall indemnify you to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on an individual with respect to an employee benefit plan) and amounts paid in settlement in connection with any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative arising in connection with or by reason of the fact that you are or were an officer or director of Triton, the Company, or their affiliates. If any claim is asserted hereunder for which you reasonably believe in good faith that your are entitled to be indemnified, Triton shall pay your reasonable legal expenses (or cause such expenses to be paid) on a quarterly basis, provided that

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Mr. Steven R. Skinner
May 6, 2003
Page 5

you shall reimburse Triton for such amounts, plus simple interest thereon at the 90-day United States Treasury bill rate as in effect from time to time, compounded annually, if you are found by a final, non-appealable order of a court of competent jurisdiction not to be entitled to indemnification.

   b. Triton shall use its reasonable best efforts to ensure that you are covered under any directors' and officers' liability policy maintained by Triton or the Company for a period of ten years following your Retirement Date to the same extent that you would have been eligible for such coverage had you remained in employment with the Company; provided that the obligation to provide such coverage is conditioned on the availability of such liability coverage that includes you as an insured person thereunder on commercially reasonable terms as determined by Triton in its sole discretion.

7. No Complaints. You represent that you have not filed any complaints or charges or lawsuits against Triton, the Company or any other Releasee with any governmental agency or court and you have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein you have against Triton, the Company or any other Releasee.

8. Non-Disparagement. You agree that you will not make any disparaging or defamatory comments about Triton or the Company, or any of their officers, directors, management, or employees, nor will you authorize, encourage or participate with anyone on your behalf to make such statements. Triton and the Company agree that no member of the Board of Triton nor the chief executive officer or chief financial officer of either Triton or the Company will make any disparaging or defamatory comments about you and will not authorize, encourage or participate with anyone to make such statements.

9. Confidentiality. You agree to keep confidential the terms of this Agreement. This provision does not prohibit you from providing this information to your attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law. Neither Triton nor the Company will disclose the terms of this Agreement except as necessary in the ordinary course of its business or as required by law.

10. Company's Remedies. You acknowledge and agree that the payments and benefits to be provided pursuant to Section 2 are subject to termination, reduction or rescission in the event you violate any of the material terms of this Agreement. In the event of such a violation by you, you will forfeit all payments or benefits not yet provided immediately upon your breach of the Agreement.

11. Reliance. You represent and acknowledge that you understand the terms of the Agreement and have been given an opportunity to ask questions of the representatives of Triton and the Company. You have been advised to consult with an attorney prior to signing this Agreement; whether you choose to do so is your decision. You further represent that in signing this Agreement you do not rely, and have not relied, on any representation or statement not set forth in this Agreement made by any representative of Triton or the Company or any other

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Mr. Steven R. Skinner
May 6, 2003
Page 6

Releasee with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement is knowingly and voluntarily entered into by all Parties.

12. Securities Filings. The parties will cooperate in making any filings that may be required relating to any acquisition or disposition by you of any securities of Triton on or after your Retirement Date, including but not limited to any Form 144 filings and any Forms 4 and 5 filings. Other than contained in this Agreement, or under applicable federal and state securities laws, there are no agreements between you and Triton restricting the sale or other disposition by you of any securities of Triton you now own.

13. Entire Agreement. This Agreement sets forth the entire agreement between the Parties and except as expressly provided herein fully supersedes any and all prior agreements, understandings or arrangements between the Parties about the subject matter of this Agreement.

    Notwithstanding the foregoing, the provisions of your Employment Agreement intended to survive your termination of employment including but not limited to the provisions to indemnification as provided in paragraph 4(d); and the restrictive covenants, including noncompetition, confidentiality and nonsolicitation as provided in paragraph 6 of that Employment Agreement shall remain in full force and effect following your Retirement Date as provided under the terms of the Employment Agreement.

14.    Miscellaneous.

    a. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania without reference to rules regarding conflicts of law.

    b. The provisions of this Agreement are severable and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

    c. Neither this Agreement nor any part of it may be modified, amended, changed or terminated orally, and any modification, amendment, or termination must be in writing signed by both parties. Any waiver of any term or provision of this Agreement must be in writing and signed by the party granting the waiver.

    d. This Agreement shall be binding on you and your heirs, administrators, representatives, executors and assigns and shall inure to the benefit of Triton and the Company, their parent companies, subsidiaries and affiliates and to their successors and assigns.

    e. Nothing in this Agreement supercedes or modifies your rights and obligations under that certain First Amended and Restated Stockholders' Agreement, dated as of October 27, 1999, among Triton and the stockholders party thereto.

15. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally against receipt, by courier service or by registered mail, return receipt requested, and shall be effective upon actual receipt by the party to

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Mr. Steven R. Skinner
May 6, 2003
Page 7

which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                     If to Triton or the Company, to the attention of the Chairman of the Board of Directors of Triton at Triton's principal executive offices, with a copy to:

                         Dow, Lohnes & Albertson, PLLC
                         1200 New Hampshire Avenue, N.W.
                         Washington, D.C. 20036
                         Attention: Leonard J. Baxt
                         Facsimile: (202) 776-2222

                     If to Executive:

                         Mr. Steven R. Skinner
                         1105 Brynllawn Lane
                         Villanova, Pennsylvania 19085

       You may evidence your acceptance of this Agreement by executing this Agreement where provided below and returning it to me. Pending execution of this Agreement or in the event you elect not to accept this offer, your employment shall continue under the terms of your Employment Agreement including the automatic extension of your Employment Period as provided therein.

                            Triton PCS Holdings, Inc.
                            Triton Management Company

                            By:  /s/ Michael E. Kalogris
                                 ---------------------------------------
                                 Michael E. Kalogris
                                 Chairman and Chief Executive Officer

Executive

/s/ Steven R. Skinner
---------------------------------
Steven R. Skinner

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                                   Schedule A
                               Accelerated Vesting

As of your Retirement Date, you will be vested in the following shares that would otherwise have been forfeited in accordance with the terms of your agreements with Triton:

          Vesting Date                        Vested Shares
        December 31, 2003                         39,100
           May 1, 2004                           157,500
------------------------------------ -------------------------------------------
              TOTAL                              387,500

Note: Steve Skinner will be vested in 1,790,406 shares as of his retirement date. Steve Skinner will have the additional 387,500 shares noted vesting post his retirement date and per this agreement. A portion of the vesting shares will be sold to satisfy the related tax liability related to the May 1, 2004 vest and the net amount applied to Steve Skinner's existing account at EquiServe, our plan administrator. Steve Skinner will be vested in 2,177,906 shares, inclusive of the otherwise forfeited shares noted above. Per EquiServe's records, Steve Skinner's account has a balance of 362,164 as of May 1, 2003. The shares associated with the May 1, 2003 vest will be applied to Steve Skinner's EquiServe account net of any shares sold to satisfy the tax liability her assumed when the shares vested.

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                                   Schedule B
                     Company Property Retained by Executive

As of your Retirement Date, you shall be entitled to retain the following items of Triton property:

                                 2 Dell Laptops
                                  1 HP Printer
                                1 Panasonic Phone
                                  1 Nokia Phone
                                  1 Blackberry
                               4 Office Paintings